                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                              (Amendment No. 1)(1)

                           Hi-Tech Pharmacal Co., Inc
 ------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, $.01 Par Value Per Share
 ------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    42840B101
 ------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 August 3, 2007
 ------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)
                                 --------------

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      / /  Rule 13d-1(b)

      /x/  Rule 13d-1(c)

      / /  Rule 13d-1(d)

--------
      (1)  The  remainder of this cover page shall be filled out for a reporting person's  initial  filing on this  form with  respect  to the  subject  class of securities,  and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

           The  information  required in the  remainder of this cover page shall not be deemed to be "filed"  for the  purpose  of  Section 18 of the  Securities
Exchange Act of 1934 or otherwise  subject to the liabilities of that section of the Act but shall be subject to all other  provisions of the Act  (however,  SEE the NOTES).

----------------------                                    ----------------------
CUSIP No. 42840B101                   13G                    Page 2 of 15 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    ACCIPITER LIFE SCIENCES FUND, LP
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  323,761 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   0 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              323,761 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    323,761 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    2.8%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 42840B101                   13G                    Page 3 of 15 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    ACCIPITER LIFE SCIENCES FUND (OFFSHORE), LTD.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    CAYMAN ISLANDS
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  325,126 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   0 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              325,126 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    325,126 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    2.8%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 42840B101                   13G                    Page 4 of 15 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    ACCIPITER LIFE SCIENCES FUND II, LP
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  171,911 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   0 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              171,911 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    171,911 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    1.5%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 42840B101                   13G                    Page 5 of 15 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    ACCIPITER LIFE SCIENCES FUND II (OFFSHORE), LTD.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    CAYMAN ISLANDS
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  340,805 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   0 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              340,805 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    340,805 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    3.0%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 42840B101                   13G                    Page 6 of 15 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    ACCIPITER LIFE SCIENCES FUND II (QP), LP
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  196,762 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   0 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              196,762 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    196,762 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    1.7%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 42840B101                   13G                    Page 7 of 15 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    CANDENS CAPITAL, LLC
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  0 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   692,434 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              0 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              692,434 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    692,434 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    6.1%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 42840B101                   13G                    Page 8 of 15 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    ACCIPITER CAPITAL MANAGEMENT, LLC
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  0 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   665,931 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              0 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              665,931 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    665,931 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    5.8%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 42840B101                   13G                    Page 9 of 15 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    GABE HOFFMAN
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  0 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   1,358,365 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              0 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              1,358,365 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    1,358,365 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    11.9%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 42840B101                   13G                    Page 10 of 15 Pages
----------------------                                    ----------------------

Item 1(a).  Name of Issuer:

            Hi-Tech Pharmacal Co., Inc

Item 1(b).  Address of Issuer's Principal Executive Offices:

            369 Bayview Avenue
            Amityville, NY  11701

Item 2(a).  Name of Person Filing:

            This statement is jointly filed by Accipiter Life Sciences Fund, LP, a Delaware  limited  partnership  ("ALSF"),  Accipiter Life Sciences
            Fund  (Offshore),  Ltd.,  a  Cayman  Islands  company  ("Offshore"),
            Accipiter Life Sciences Fund II, LP, a Delaware limited  partnership
            ("ALSF II"),  Accipiter  Life Sciences Fund II  (Offshore),  Ltd., a
            Cayman Islands Company ("Offshore II"), Accipiter Life Sciences Fund
            II (QP), LP, a Delaware  limited  partnership  ("QP II"),  Accipiter
            Capital  Management,  LLC,  a  Delaware  limited  liability  company
            ("Management"),  Candens Capital,  LLC, a Delaware limited liability company  ("Candens") and Gabe Hoffman  (together with ALSF, ALSF II,
            Offshore, Offshore II, QP II, Management and Candens, the "Reporting
            Person").  Because Gabe  Hoffman is the  managing  member of Candens
            (Gabe  Hoffman  and  Candens  are  hereinafter  referred  to as  the
            "Domestic  Controlling  Persons"),  which  in  turn  is the  general partner of ALSF,  ALSF II and QP II, and because Gabe Hoffman is the managing  member of  Management  (Gabe  Hoffman and  Management  are hereinafter referred to as the "Foreign Controlling Persons"), which in turn is the  investment  manager of Offshore and Offshore II, the
            Domestic  Controlling Persons and Foreign Controlling Persons may be
            deemed,  pursuant to Rule 13d-3 of the  Securities  Exchange  Act of
            1934,  as amended (the "Act"),  to be the  beneficial  owners of all shares of Common Stock held by ALSF, ALSF II, Offshore,  Offshore II and QP II. The Reporting Persons are filing this joint statement, as they may be considered a "group" under Section  13(d)(3) of the Act.
            However,  neither  the fact of this  filing nor  anything  contained herein shall be deemed to be an admission by the  Reporting  Persons that such a group exists.

Item 2(b).  Address of Principal Business Office or, if None, Residence:

            399 Park Avenue, 38th Floor
            New York, New York 10022

Item 2(c).  Citizenship:

            ALSF, ALSF II, QP II, Candens and Management are organized under the laws  of  the  State  of  Delaware.  Offshore  and  Offshore  II are
            organized  under the laws of the Cayman  Islands.  Gabe Hoffman is a citizen of the United States of America.

Item 2(d).  Title of Class of Securities:

            Common Stock

----------------------                                    ----------------------
CUSIP No. 42840B101                   13G                    Page 11 of 15 Pages
----------------------                                    ----------------------

Item 2(e).  CUSIP Number:

            42840B101

Item        3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b)
            or (c), Check Whether the Person Filing is a:

            /X/   Not Applicable

      (a)   / /   Broker or dealer  registered  under Section 15 of the Exchange
            Act.

      (b)   / /   Bank as defined in Section 3(a)(6) of the Exchange Act.

      (c)   / /   Insurance  company  as  defined  in  Section  3(a)(19)  of the
            Exchange Act.

      (d)   / /   Investment   company   registered   under  Section  8  of  the
            Investment Company Act.

      (e)   /  /  An    investment    adviser    in    accordance    with   Rule
            13d-1(b)(1)(ii)(E).

      (f)   / /   An employee  benefit plan or endowment fund in accordance with
            Rule 13d-1(b)(1)(ii)(F).

      (g)   / /   A parent holding  company or control person in accordance with
            Rule 13d-1(b)(1)(ii)(G).

      (h)   / /   A  savings  association  as  defined  in  Section  3(b) of the
            Federal Deposit Insurance Act.

      (i)   / /   A church  plan  that is  excluded  from the  definition  of an investment  company under Section 3(c)(14) of the Investment Company
            Act.

      (j)   / /   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.     Ownership

            The percentages  reported herein are calculated  based on 11,427,000 shares of Common Stock  outstanding as of July 12, 2007, as reported in the  Issuer's  Form 10-K filed with the  Securities  and Exchange
            Commission on July 16, 2007.

            See Cover Pages Items 5-11.

Item 5.     Ownership of Five Percent or Less of a Class.

            If this  statement  is being filed to report the fact that as of the date  hereof the  reporting  person has ceased to be the  beneficial owner of more than five  percent of the class of  securities,  check the following [ ].

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

            Not Applicable

----------------------                                    ----------------------
CUSIP No. 42840B101                   13G                    Page 12 of 15 Pages
----------------------                                    ----------------------

Item 7.     Identification and Classification of the Subsidiary Which
            Acquired the Security Being Reported on by the Parent Holding
            Company or Control Person.

            Not Applicable

Item 8.     Identification and Classification of Members of the Group.

            See Exhibit A.

Item 9.     Notice of Dissolution of Group.

            Not Applicable

Item 10.    Certifications.

            By signing  below I certify  that,  to the best of my knowledge  and belief, the securities  referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing  the control of the issuer of the  securities  and were not acquired and are not held in  connection with or as a participant in any transaction having that purpose or effect.

----------------------                                    ----------------------
CUSIP No. 42840B101                   13G                    Page 13 of 15 Pages
----------------------                                    ----------------------

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief,
I certify that the information set forth in this statement is true, complete and correct.

Dated: August 7, 2007                    ACCIPITER LIFE SCIENCES FUND, LP

                                         By:  Candens Capital, LLC
                                              its general partner

                                         By: /s/ Gabe Hoffman
                                             -----------------------------------
                                             Gabe Hoffman, Managing Member

                                         ACCIPITER LIFE SCIENCES FUND II, LP

                                         By:  Candens Capital, LLC
                                              its general partner

                                         By: /s/ Gabe Hoffman
                                             -----------------------------------
                                             Gabe Hoffman, Managing Member

                                         ACCIPITER LIFE SCIENCES FUND
                                         (OFFSHORE), LTD.

                                         By:  Accipiter Capital Management, LLC
                                              its investment manager

                                         By:  /s/ Gabe Hoffman
                                              -----------------------------------
                                              Gabe Hoffman, Managing Member

                                         ACCIPITER LIFE SCIENCES FUND II
                                         (OFFSHORE), LTD.

                                         By:  Accipiter Capital Management, LLC
                                              its investment manager

                                         By:  /s/ Gabe Hoffman
                                              -----------------------------------
                                              Gabe Hoffman, Managing Member

----------------------                                    ----------------------
CUSIP No. 42840B101                   13G                    Page 14 of 15 Pages
----------------------                                    ----------------------

                                         ACCIPITER LIFE SCIENCES FUND II (QP),
                                         LP

                                         By:  Candens Capital, LLC
                                              its general partner

                                         By:  /s/ Gabe Hoffman
                                              -----------------------------------
                                              Gabe Hoffman, Managing Member

                                         ACCIPITER CAPITAL MANAGEMENT, LLC

                                         By:  /s/ Gabe Hoffman
                                              -----------------------------------
                                              Gabe Hoffman, Managing Member

                                         CANDENS CAPITAL, LLC

                                         By:  /s/ Gabe Hoffman
                                              -----------------------------------
                                              Gabe Hoffman, Managing Member

                                         /s/ Gabe Hoffman
                                         ----------------------------------------
                                         GABE HOFFMAN

----------------------                                    ----------------------
CUSIP No. 42840B101                   13G                    Page 14 of 15 Pages
----------------------                                    ----------------------

                                  EXHIBIT INDEX

      The  following  document  was  previously  filed with the  Securities  and
      Exchange Commission on March 7, 2007 as Exhibit (a) to the Schedule 13G:

            (a)   Joint Filing Agreement dated February 26, 2007 among Accipiter
                  Life Sciences Fund,  LP,  Accipiter Life Sciences Fund II, LP,
                  Accipiter Life Sciences Fund (Offshore),  Ltd., Accipiter Life
                  Sciences Fund II  (Offshore),  Ltd.,  Accipiter  Life Sciences
                  Fund II (QP), LP, Accipiter Capital  Management,  LLC, Candens
                  Capital, LLC and Gabe Hoffman.